ALPINE EQUITY TRUST

Amended and Restated Designation of Classes of Shares
(Effective as of October 20, 2015)

WHEREAS, the Trustees of the Alpine Equity Trust (the “Trust”), are authorized, pursuant to Section 6.6(j) of the Declaration of Trust, dated October 26, 1998, as amended (the “Declaration”), to divide the Shares of any Series into one or more Classes;

WHEREAS, at a meeting held on September 27, 2011 the Trustees of the Trust designated each Share of each Series then outstanding as Institutional Class, as of January 3, 2012, and further established and designated a new Class of Shares, Class A, for each series then outstanding, other than the Alpine Cyclical Advantage Property Fund, each such Class having such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below;

WHEREAS. at a meeting held on September 30, 2015, the Trustees of the Trust authorized the division of the Shares of the newly created series, Alpine Global Realty Growth & Income Fund, into Class A and Institutional Class shares;

WHEREAS, the Trustees have now determined that each Series of the Trust created on and after the date hereof will be initially divided into Class A and Institutional Class shares, each such Class having such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below;

NOW THEREFORE, the Designation is amended and restated in its entirety, as follows:

Each Series of the Trust heretofore established is divided into the Class or Classes set forth below, each such Class having such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

Series	Class
Alpine International Real Estate Equity Fund	Institutional Class, Class A
Alpine Realty Income & Growth Fund	Institutional Class, Class A
Alpine Cyclical Advantage Property Fund	Institutional Class
Alpine Emerging Markets Real Estate Fund	Institutional Class, Class A
Alpine Global Infrastructure Fund	Institutional Class, Class A
Alpine Global Realty Growth & Income Fund	Institutional Class, Class A

FURTHER, each Series of the Trust established in the future, when established, shall be divided initially into the following Classes with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

CLASS A
INSTITUTIONAL CLASS

1.                  Each Share of each Class is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.                  The number of authorized Shares of each Class is unlimited.

3.                  All Shares of a Class of a Series shall be identical with each other and with the Shares of each other Class of the same Series except for such variations between Classes as may be authorized by the Trustees from time to time and set forth in the Prospectus and Statement of Additional Information in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time. The Trustees may change the name or other designation of a Class; and take such other action with respect to the Classes as the Trustees may deem desirable.

4.                  With respect to the Shares of a Class of a Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus and/or Statement of Additional Information with respect to such Class of such Series.

5.                  The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Class of a Series that have been established by the Trustees, divide or combine the issued or unissued Shares of any Class of a Series into a greater or lesser number; classify or reclassify any issued or unissued Shares of any Class of a Series into one or more Classes of such Series; combine two or more Classes of a Series into a single Class of such Series; in each case without any action or consent of the Shareholders.

6.                  The designation of any Class hereby shall not impair the power of the Trustees from time to time to designate additional Classes of Shares of a Series or terminate any one or more Classes of a Series hereby designated.

7.                  Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

This Designation may be executed in counterparts, each of which shall, for all purposes, be deemed to be an original, and all of which when taken together, shall constituent but one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned have set their hand this 20th day of October 2015.

/s/ Samuel A. Lieber
Samuel A. Lieber

Eleanor T.M. Hoagland

/s/ H. Guy Leibler
H. Guy Leibler

/s/ Jeffrey E. Wacksman
Jeffrey E. Wacksman

/s/ James A. Jacobson
James A. Jacobson

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